Exhibit 1.3

                      Form of Continuing Services Agreement



                     [Letterhead of Berthel Fisher & Company
                            Financial Services, Inc.]




                               _____________, 200_

______________________
______________________
______________________


                 Re: Continuing Services Agreement for Investors
                      In The Shaffer Diversified Fund, L.P.

Dear ______________:

     This is to reflect our agreement pursuant to which you will provide continuing services to the limited partners (the "Limited Partners") of Shaffer Diversified Fund, L.P. (the "Fund") with whom you have a relationship (i.e., those limited partners to whom units of limited partnership interest of the Fund ("Units") were sold through your firm). These continuing services include, without limitation, (i) keeping the Limited Partners apprised of developments affecting the Fund, (ii) responding to specific inquiries received from Limited Partners relating to the Fund and the futures markets, (iii) communicating current valuations of the Fund's Net Asset Value per Unit (as defined in the Amended and Restated Agreement of Limited Partnership of the Fund, as amended) to the Limited Partners, (iv) assisting in redemptions, transfers and distributions, (v) assisting Limited Partners in interpreting the Fund's monthly and annual reports, financial statements and the tax information provided to Limited Partners, and (vi) providing such other services as the Limited Partners from time to time may reasonably request.

     In consideration of your firm providing such services, the undersigned, Berthel Fisher & Company Financial Services, Inc. (the "Selling Agent") will pay, or cause the Fund to pay, to your firm (i) 1/12 of 1.0% of the Net Asset Value per Unit of the Fund's assets under management at month's end (without reduction for distributions or redemptions effected as of such date or management fees payable or incentive allocations allocable as of such date) with respect to Units purchased within the prior twelve-month period which are held by persons who are being serviced by your firm pursuant to the terms of this agreement, and (ii) 1/12 of 3.0% of the Net Asset Value per Unit of the Fund's assets under management at month's end (without reduction for distributions or redemptions effected as of such date or management fees payable or incentive allocations allocable as of such date) with respect to Units purchased more than twelve months prior thereto which are held by persons who are being serviced by your firm pursuant to the terms of this agreement.

     You further agree to assign particular account executives of your firm to provide these services to particular Limited Partners. In the event that a particular account executive of yours who is responsible for providing these services to a particular Limited Partner leaves the employ of your firm, you will assign another account executive to such duties unless the Limited Partner involved transfers his account from your firm to a different firm.

     You understand that according to the position presently being taken by the National Association of Securities Dealers, Inc. ("NASD"), we and the Fund are permitted to pay the compensation herein contemplated only to, or for the benefit of, persons who are appropriately registered with the Commodity Futures Trading Commission ("CFTC") and/or the National Futures Association ("NFA"). Acceptance of compensation hereunder shall constitute a representation by you to us and the Fund that, unless the Fund informs you that CFTC/NFA registration is no longer required, your firm and any account executives who participate in the continuing compensation are currently registered, as required, with the CFTC/NFA, and you agree to comply with the provisions contained in this letter for so long as you continue to receive any compensation hereunder. You shall not be entitled to such compensation with respect to any Limited Partners who are no longer being serviced by your firm in any case in which it is determined by us or the Fund that the continuing services contemplated herein are not being provided or in the event that the required registrations are not in effect.

     Please confirm your agreement to the above terms and conditions by signing the Confirmation of Acceptance below and returning this letter to us. The enclosed duplicate of this letter is for your files.

                                            Very truly yours,


                                            BERTHEL FISHER & COMPANY
                                            FINANCIAL SERVICES, INC.

                                            By: ______________________________
                                                Name:
                                                Title:


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

                           Confirmation of Acceptance

     We hereby confirm that we are appropriately registered with the CFTC/NFA and accept the terms and conditions of the compensation as set forth above.

Dated:____________________, 200_


                                              ______________________________
                                              Name of Firm

                                              By:___________________________
                                                 Name:
                                                 Title:

                                              ______________________________
                                              Street Address

                                              ______________________________
                                              City, State, Zip Code


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